Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. (CTI) Reports Reduction in Operating Expenses and Net Losses for Second Quarter and First Half 2011 Compared to 2010, and Advances In Bringing Pixantrone to Market

•	FDA appeal guidance allows CTI to resubmit pixantrone NDA in 4th quarter with no new clinical trials in advance of potential accelerated approval

•	Type A meeting with Division of Oncology Drug Products (DODP) confirms six month review after resubmission, which could set decision date for potential approval as early as April 2012

•	MAA review for EU approval of Pixantrone on track for potential 4th quarter recommendation by CHMP

•	Plans pivotal trial of tosedostat in relapsed/refractory myelodysplastic syndromes following encouraging phase II data in relapsed/refractory acute myeloid leukemia

•	Strengthened balance sheet to advance marketing applications and pipeline

July 28, 2011 Seattle—Cell Therapeutics, Inc. (“CTI” or the “Company”) (NASDAQ and MTA: CTIC) today reported advancements in its efforts to develop its late stage oncology pipeline to market coupled with improved financial results for the second quarter ended June 30, 2011.

“In the second quarter, we seized on the momentum and the feedback provided by the FDA’s Office of New Drugs (“OND”) in allowing us to resubmit the pixantrone New Drug Application (“NDA”) based on the PIX 301 data without requiring the Company to conduct additional clinical trials in advance of potential accelerated approval. Our type A meeting with

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the FDA’s Division of Oncology Drug Products (“DODP”) provided guidance on items in the Complete Response Letter and we are on track to provide this information, as well as the information OND requested, in the fourth quarter of 2011,” said James A. Bianco, M.D., Chief Executive Officer of the Company. “With a six month review process after resubmission, approval of pixantrone in the United States may occur as early as April 2012. Similarly, our meeting in April with representatives of the European Medicines Agency (“EMA”) and our Marketing Authorization Application (“MAA”) co-rapporteurs provided guidance for responding to the Day 120 letter that could allow a recommendation for approval before year end.”

“In addition to these significant developments in advancing pixantrone to market, encouraging phase II tosedostat results, which were reported at ASCO, suggests a target population for a phase II/III registration-directed trial, which we expect to get underway in the first half of 2012 following an FDA meeting that we will request later this year. With OPAXIO advancing to its interim survival analysis in the phase III front-line maintenance ovarian cancer study and brostallicin generating excitement in the Mayo Clinic’s North Central Cancer Treatment Groups’ triple negative breast cancer study, 2012 can be a potentially transformative year for CTI.”

Recent Highlights

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Met with the U.S. Food and Drug Administration’s (the “FDA”) DODP and received guidance for resubmission of the NDA for pixantrone without requiring an additional clinical trial in advance of accelerated approval. With targeted fourth quarter resubmission followed by a six month review, potential approval could be as early as April 2012.

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Received the Day 120 list of questions for the MAA for pixantrone from the EMA in March followed by a meeting with the EMA and co-rapporteurs in April, which provided guidance on responses that could lead to a potential opinion from the EMA’s Committee for Medicinal Products for Human Use (CHMP) by year end.

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Encouraging results of a phase II study of OPAXIO in malignant brain tumors and a phase II study of tosedostat in relapsed or refractory elderly acute myeloid leukemia (“AML”) were presented at the 2011 American Society of Clinical Oncology Annual Meeting.

•	Added to the Russell® 2000, Russell® 3000 and Russell Global Indexes.

•	Retired $10.25 million of 7.5% convertible senior notes.

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•

Reduced total operating expenses and net loss in the second quarter and first half 2011 compared to the same periods in 2010, while strengthening balance sheet with a $30 million financing in July 2011.

For the quarter ended June 30, 2011, total operating expenses decreased 15% to $16.9 million compared to $20.0 million for the same period in 2010. Net loss attributable to common shareholders also decreased 58% to $22.5 million ($0.14 per share) for the quarter ended June 30, 2011 compared to a net loss attributable to common shareholders of $53.6 million ($0.48 per share) for the same period in 2010. The reduction in net loss attributable to our common shareholders is mainly due to lower operating expenses and lower deemed non-cash dividends on preferred stock issuances.

For the six months ended June 30, 2011, total operating expenses were $37.0 million, which included a one-time upfront payment of $5.0 million related to the licensing of tosedostat from Chroma Therapeutics Ltd., compared to $45.8 million for the same period in 2010. Net loss attributable to common shareholders was $73.5 million ($0.47 per share), compared to a net loss attributable to common shareholders of $97.8 million ($0.93 per share) for the same period in 2010. For the six month period, the decrease in net loss is mainly due to a decrease in non-cash expenses including deemed dividends on preferred stock issuances and equity based compensation for 2010.

CTI had approximately $38.9 million in cash and cash equivalents as of June 30, 2011, including $5.8 million of partially received funds in a $30 million equity offering which closed in July 2011.

Conference Call Information

On Thursday, July 28, 2011, at 8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific Time, members of CTI’s management team will host a quarterly conference call to discuss CTI’s 2011 second quarter achievements and financial results.

Conference Call Numbers

Thursday, July 28, 2011 8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific Time

1-877-941-6010 (US Participants)

1-480-629-9723 (International)

Call-back numbers for post-listening available at 11:30 a.m. Eastern Time:

1-800-406-7325 (US Participants)

1-303-590-3030 (International)

Passcode: 4456470#

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Live audio webcast at www.celltherapeutics.com will be archived for post-call listening approximately two hours after call ends.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of the Company’s securities. Specifically, the risks and uncertainties that could affect the development of the Company’s drug candidates include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in particular, including, without limitation, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory aggressive non-Hodgkin’s lymphoma and/or other tumors as determined by the FDA and/or the EMA, that CTI may not resubmit the pixantrone NDA in the fourth quarter of 2011, that CTI may not obtain a PDUFA decision date in April 2012, that approval of pixantrone in the U.S. may not occur as early as April 2012, that CTI may not receive accelerated approval for pixantrone from the FDA, that CTI may not receive an opinion from CHMP by year end, that CTI may not submit the information requested by the DODP in the fourth quarter of 2011, that the EMA may not approve CTI’s MAA for pixantrone and/or the EMA may not make a recommendation for approval of CTI’s MAA for pixantrone during the fourth quarter of 2011, the potential failure of tosedostat to prove safe and effective for the treatment of relapsed myelodysplastic syndromes, AML, multiple myeloma, blood related cancers and solid tumors as determined by the FDA and/or the EMA, that the FDA may not accept the proposed clinical trial of tosedostat (including a pivotal trial targeting AML in the U.S. and Europe) and/or may request additional trials, that the Company cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that the Company may not be able to sustain its current cost controls, and that the Company may not be able to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling pixantrone. Further risks and uncertainties include that the Company continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant, the Company’s operating expenses continue to exceed its net revenues, that the Company may not be able to further reduce its operating expenses, that the Company will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation as well as other risks listed or described from time to time in the Company’s most recent filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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www.CellTherapeutics.com

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

F: 206.272.4434

E: deramian@ctiseattle.com

www.celltherapeutics.com/media.htm

Investors Contact:

Ed Bell

T: 206.282.7100

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.celltherapeutics.com/investors.htm

www.CellTherapeutics.com

Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
License and contract revenue	$—	$299	$—	$319

Total revenues	—	299	—	319

Operating expenses:
Research and development	7,958	6,914	19,452	14,274
Selling, general and administrative	8,961	13,068	17,537	31,485

Total operating expenses	16,919	19,982	36,989	45,759

Loss from operations	(16,919)	(19,683)	(36,989)	(45,440)
Other income (expense):
Investment and other income (expense), net	(38)	1	25	263
Interest expense	(262)	(776)	(651)	(1,563)
Amortization of debt discount and issuance costs	(140)	(219)	(307)	(434)
Foreign exchange gain (loss)	318	(825)	1,077	(1,300)
Debt conversion expense	—	(2,031)	—	(2,031)

Net loss before noncontrolling interest	(17,041)	(23,533)	(36,845)	(50,505)
Noncontrolling interest	44	51	114	103

Net loss attributable to CTI	(16,997)	(23,482)	(36,731)	(50,402)
Dividends and deemed dividends on preferred stock	(5,511)	(30,157)	(36,794)	(47,434)

Net loss attributable to CTI common shareholders	$(22,508)	$(53,639)	$(73,525)	$(97,836)

Basic and diluted net loss per common share	$(0.14)	$(0.48)	$(0.47)	$(0.93)

Shares used in calculation of basic and diluted net loss per common share	165,373	110,993	155,927	105,443

Balance Sheet Data:	(amounts in thousands)
	June 30, 2011	December 31, 2010
	(unaudited)
Cash and cash equivalents	$38,887	$22,649
Working capital	6,016	(14,165)
Total assets	56,583	53,592
Convertible debt	12,314	22,308
Accumulated deficit	(1,667,225)	(1,576,643)
Total shareholders’ equity (deficit)	2,902	(5,145)